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                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF ALLOY, INC.
                             AS OF JANUARY 31, 2004

 1.  DX Company, Inc. (Delaware).

 2.  Triple Rewards, Inc. (Delaware).

 3.  MPM Holding, Inc. (Delaware).

 4.  GFLA, Inc. (California).

 5.  Old Glory Boutique Distributing, Inc. (Connecticut).

 6.  Canal Park Trust (Massachusetts).

 7.  Armed Forces Communications, Inc. (New York).

 8.  Alloy Marketing and Promotions, LLC (Delaware).

 9.  Alloy Merchandise, LLC (Delaware).

10.  Dan's Competition, LLC (Delaware).

11.  Skate Direct, LLC (Delaware).

12.  360 Youth, LLC (Delaware).

13.  The Staffing Authority, LLC (Delaware).

14.  On Campus Marketing, LLC (Delaware).

15.  Care Packages, LLC (Delaware).

16.  Collegiate Carpets, LLC (Delaware).

17.  dELiA*s Corp. (Formerly iTurf Inc.) (Delaware).

18.  OnTap.com Inc. (New Jersey).

19.  TheSpark.com Inc. (Massachusetts).

20.  dELiA*s Group Inc. (formerly dELiA*s Inc.) (Delaware).

21.  iTurf International Inc. (British Virgin Islands).

22.  iTurf Finance Company (Delaware).

23.  dELiA*s Brand LLC (Delaware).

24.  Droog, Inc.  (Delaware).

25.  dELiA*s Operating Company, Inc. (Delaware).

26.  dELiA*s Delaware Company, Inc. (Delaware).

27.  dELiA*s Distribution Company, Inc. (Delaware).

28.  SBH Restructuring Corp. (Delaware).

29.  dELiA*s Retail Company (Delaware).
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30.  Screeem! Inc. (Delaware).

31.  dELiA*s Foreign Sales Corp. (Barbados).

32.  TSI Soccer Restructuring Corp. (North Carolina).

33.  dELiA*s Properties, Inc. (Delaware).

34.  dELiA*s Japan Company (Delaware).

35.  TSI Retail Company (Delaware).

36.  TSI Promotional Company (Delaware).